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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [X]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [ ] Definitive proxy statement.

     [X] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                          21st Century Insurance Group
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                (Name of Registrant as Specified in Its Charter)

                              Gregory M. Shepard
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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] $125 per Exchange Act Rules 0-11 (c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22 (a)(2) of Schedule 14A.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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April 20, 2000

Dear Shareholder:

         I am writing to request your support. You should recently have received 21st Century Insurance Group, Inc.'s Proxy Statement for the May 23, 2000 Annual Meeting of Shareholders. At my request, pursuant to SEC requirements, the Company has reluctantly included a proposal in that Proxy Statement that reads as follows:

         SHAREHOLDER PROPOSAL:

         Gregory M. Shepard, a Director of the Company since 1995, c/o American Union Insurance Company, 303 E. Washington Street, Bloomington, Illinois, 61701, who beneficially owns 5,505,100 shares of common stock of the Company, submitted the following proposal:

                  RESOLVED: that the shareholders of 21st Century Insurance Group recommend that the Audit Committee of the Board of Directors immediately engage the services of a nationally recognized investment banking firm, with which the Company and its majority holder, American International Group, Inc. ("AIG"), have minimal current investment banking involvement, to explore all alternatives to enhance the value of the Company, including, but not limited to, the possible sale, merger of the Company, or premium tender share repurchase of a substantial amount of the stock of the Company, and for the board of directors to present to the shareholders a plan for maximizing shareholder value within three (3) months of the annual shareholders' meeting to be held in May 2000.

         SUPPORTING STATEMENT:

         In my opinion, the Company's performance has been disappointing, trailing the Standard & Poors 500 Stock Index over the 5-year period beginning December 31, 1994 and ending December 31, 1999. $100 invested in the Company on December 31, 1994 was worth $197 on December 31, 1999; whereas $100 invested in the S&P 500 Stock Index would have been worth $347.

                  Federal law makers have broadened the universe of potential acquirers of insurance companies like 21st Century. In my opinion, the Company's low cost distribution network makes it an acquisition candidate not just for larger expansion-minded insurance companies but for banks and other financial services players previously barred from cross-industry acquisitions. Repeal of the Glass-Steagall Act and its Depression-era barriers separating the banking, insurance and

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         securities industries should lead to new business combinations throughout the financial services industry.

                  I believe that the Company's shares trade at a significant discount to their real value.

                  At this important transitional time for the Company and the financial services industry, I believe that it is crucial that the board have the independence, focus and expertise that a nationally recognized investment banker can provide to insure that all alternatives for enhancing shareholder value are explored. If other shareholders believe, as I do, that the value of the Company is not reflected in the current share price, then they should vote for the proposal to obtain the advice an independent investment banker can provide.

         The Company's Board of Directors recommended a vote against the foregoing proposal.

         Based upon a public filing on Schedule 14A, American International Group, Inc. ("AIG") beneficially owns approximately 62.1% of the outstanding common stock of the Company as of April 7, 2000. As an owner of a majority of the outstanding common stock of the Company, AIG's interests may be different than the interests of the Company's minority shareholders. The following recent events may give some insight as to AIG's intentions with respect to the Company.

BACKGROUND

         On July 15, 1998, AIG filed with the Securities and Exchange Commission an amendment to its Statement on Schedule 13D disclosing that AIG had purchased shares of the Company's common stock in open market transactions at prices ranging from $28.6250 to $28.9375, increasing AIG's ownership to approximately 45.04% computed on a fully diluted basis. That amendment also disclosed that AIG had entered into a stock purchase agreement with certain members of the family of a former director to acquire 4,576,001 common shares for $29 per share, increasing AIG's holdings from approximately 45% of the outstanding common stock to approximately 50.3%.

KEY EVENTS

         On July 23, 1998, AIG filed Amendment No. 9 to its Statement on
Schedule 13D, which included a statement that "AIG has entered into discussions with the Company concerning changes in the composition of the Board to reflect
AIG's increased ownership of Common Stock...."

         On December 28, 1998, 21st Century announced that it had received approval from the California Department of Insurance to reduce its rates for California drivers by an average of 6.8%, effective February 15, 1999.

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         On May 25, 1999, the Company announced that its Board of Directors had authorized the expenditure of up to $50 million to purchase shares of the Company's common stock. The news release stated that "a key factor in making the decision was the Board of Directors' belief that the Company's current financial and operational performance is not fully recognized at today's trading levels and price earnings multiple. 21st Century's current marketing programs, as well as its aggressive growth and expansion plans, are directed at enhancing shareholder value through long-term efficiency and profitability. The Board also believes that stock repurchase is a sound and appropriate use of the Company's available capital resources." 21st Century's stock closed up 1/4 at 18.0625 on May 25, 1999.

         Given the foregoing events, I believe that AIG's long-term growth strategy for 21st Century is to emphasize auto policy growth over profits in an all-out push for market share. It appears the Company is betting that profits will eventually rise when all of the new customers being attracted with lower prices renew their policies.

         I believe that Wall Street analysts and investors, however, are driven more by earnings growth then policy growth.

         AIG is able to emphasize long-term growth over short-term performance because the stock market valuation for the Company may not be as important to AIG as to minority shareholders. Indeed, lower valuations may enable AIG to increase its ownership at lower prices.

         Even at the 12-month high price of $21 1/2 on April 7, 2000 the Company's common stock is trading down over 41% from its 1998 high of $30 3/8. I believe that the depressed share price is not entirely a function of the depressed metrics experienced by the Company's peers in the property and casualty insurance industry, and that no realistically achievable amount of policy growth or operating improvement will be able to create the amount of value in the short or intermediate term that a sale of the Company to AIG or other third parties would create today. As the second largest shareholder in the Company, I expect more than to be bought out at a slight premium following some further dip in the stock price, and you should too.

         If you share my extreme frustration with the lack of visible evidence of AIG's conviction to maximize shareholder value, I strongly urge you to support my shareholder proposal and encourage the Company to explore all alternatives to maximizing shareholder value.

Sincerely,



Gregory M. Shepard